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                                                                    Exhibit 10.2



                                  May 21, 2004

Peter C. Wallace
636 Ruby Trust Way
Castle Rock, CO 80180

      RE:   Salary Continuation Agreement

Dear Peter:

      This letter sets forth the terms of the agreement between Robbins & Myers, Inc. (the "Company") and you with regard to the circumstances under which you are entitled to receive from the Company a continuation of your salary in the event of a termination of your employment with the Company and certain other specified matters.

      In consideration of your acceptance on May 21, 2004 of the appointment as President and Chief Executive Officer of the Company and your agreement that so long as you are an executive officer of the Company, you will perform to the best of your abilities the duties of your office, the Company agrees with you as follows:

            1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:


            (a) "Affiliate(s)" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

            (b) "Base Salary" means $500,000 or your annual salary as most recently fixed by the Board of Directors of the Company.

            (c) "Change of Control" means and shall be deemed to have occurred on (i) the date of the merger or consolidation of the Company with or into another entity (or other similar reorganization), whether or not the Company is the surviving corporation, in which the shareholders of the Company immediately prior to the effective date of such transaction own less than 50% of the voting power in the surviving entity; (ii) the date of the sale or other disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company;
      (iii) the date upon which a Person becomes, directly or indirectly, the beneficial owner of 20% or more of the outstanding voting power of the Company provided such Person is not controlled, directly or indirectly, by persons related to Maynard H. Murch IV by blood or marriage; or (iv) the date of a change in the composition of the Board of Directors of the
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Peter C. Wallace
May 21, 2004
Page 2

      Company such that individuals who were members of the Board of Directors on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's shareholders, by the affirmative vote of at least two thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board of Directors of the Company. For purposes of the preceding definition, "Person" shall mean any individual, firm, company, partnership, other entity or group, but excluding the Company, its Affiliates, any employee benefit plan maintained by the Company, or an underwriter temporarily holding securities pursuant to an offering of such securities.

            (d) "Misconduct" means (i) a willful failure or refusal on your part to perform properly the duties of your employment to the extent of your ability to do so; (ii) dishonesty or disloyalty in relation to the Company; or (iii) your engaging in, or rendering services or assistance to, a business which is in competition with any business conducted the Company.

            2. Termination of Employment. If your employment with the Company is terminated either (i) by action of the Board of Directors of the Company otherwise than for your Misconduct, (ii) by your resignation with the consent of the Board of Directors of the Company, or (iii) by reason of a sale or other disposition by the Company of its business (including a discontinuance of operations), the Company shall pay to you an amount equal to your Base Salary; provided, however, that if your termination of employment under this paragraph occurs within two years after a Change of Control, then the Company shall pay you an amount equal to two times your Base Salary.

            3. Executive Officer Status. If you shall be removed from, or shall fail to be re-elected to, an executive office with the Company otherwise than by reason of Misconduct and if you shall resign from your employment with the Company within thirty (30) days following the date on which you cease to be an executive officer of the Company, the Company will pay to you an amount equal to your Base Salary; provided, however, that if your termination of employment under this paragraph occurs within two years after a Change of Control, then the Company shall pay you an amount equal to two times your Base Salary.

            4. Salary Reduction. If your Base Salary shall be reduced by more than fifteen percent (15%) other than in the course of a general temporary salary reduction, affecting all or substantially all of the executives of the Company, due to adverse business conditions or a financial crisis on the part of the Company, and if you shall resign from your employment with the Company within thirty (30) days after receiving notice of such salary reduction, the Company will pay to you an amount equal to your Base Salary; provided, however, that if your termination of employment under this paragraph occurs within two years after a Change of Control, then the
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Peter C. Wallace
May 21, 2004
Page 3

Company shall pay you an amount equal to two times your Base Salary. For the purposes of this paragraph, any such reduction in your Base Salary will be considered to meet the foregoing requirements if such reduction, together with all other similar reductions in your Base Salary which occurred during the period of two (2) years immediately preceding the date of such reduction, shall aggregate more than fifteen percent (15%) of your Base Salary in effect at the beginning of such two-year period together with any increases in your salary which shall have occurred during such period.

            5. Payment; Termination of Agreement and Payments at Age 65. In the event the Company becomes obligated pursuant to the terms of this Agreement to pay you an amount equal to your Base Salary or two times your Base Salary, then such amounts shall be paid in consecutive equal monthly installments, with the number of monthly installments being twelve (12) in the event the amount to be paid is equal to your Base Salary and twenty-four (24) installments in the event the amount to be paid is equal to two times your Base Salary. The first installment shall be paid on the 15th day of the month following the month in which your employment is terminated.

            On the date you reach age 65, this Agreement shall automatically terminate and be null and void. In the event you are receiving payments under this Agreement at the time you reach age 65, no further payments shall he made to you pursuant to this Agreement after you reach age 65.

            6. Binding on Successors. This Agreement shall inure to the benefit of, and be binding upon, any successor, whether by merger, consolidation or purchase, to the business or all or substantially all of the assets of the Company. It is acknowledged that if the Company should be a party to a merger or consolidation with another corporation that this Agreement shall be binding upon the surviving entity by operation of law. In the event the Company sells all or substantially all of its assets, then the Company shall require the purchasing party to expressly assume and agree to perform this Agreement. In the event the Company fails to obtain such agreement of the purchasing party in form and substance reasonably satisfactory to you prior to the acquisition of such assets of the Company by the purchasing party and if, within six months after the acquisition of such assets by the purchasing party, you cease to be employed by the Company and are not employed by the purchasing party for any reason, including your resignation from any such employment, your employment shall be considered for all purposes of this Agreement as having been terminated by reason of the sale by the Company of its business after a Change of Control as provided in clause (iii) of paragraph 2.

            7. Non-Competition Provisions.

            (a) You agree that while employed by the Company and for the 12-month period immediately after you cease to be employed by the Company you will not, without the prior written consent of the Company, either directly or indirectly, perform any services (whether advisory, consulting, employment or otherwise) for, invest in or otherwise become associated
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Peter C. Wallace
May 21, 2004
Page 4

with in any capacity, any person, corporation, partnership or other entity which engages in a Competitive Business (as defined below); provided, however, that nothing herein contained shall prevent you (1) from purchasing and holding for investment less than 2% of the shares of any corporation, the shares of which are regularly traded either on a national securities exchange or in the over-the-counter market or (2) from providing services to any corporation, partnership, or other entity if the Competitive Business represents less than 15% of the gross revenues of such corporation, partnership, or entity and your services are not rendered, directly or indirectly, to the division or subsidiary which is engaged in the Competitive Business.

            (b) For purposes of this Agreement, "Competitive Business" means the design, engineering, manufacture, marketing, distribution, sale, or servicing in the Prohibited Territory (as defined below) of processing, packaging, printing, or security equipment used in the pharmaceutical industry, wellhead, drilling and recovery equipment used in the oil and gas industry, progressing cavity pumps, industrial mixers and agitators, or glass-lined reactor and storage vessels. "Prohibited Territory" means the countries in which the Company or one of its Affiliates had manufacturing or distribution facilities or sales offices at any time that you were employed by the Company.

            8. Annual Cash Bonus. You will be a participant in the Company's Annual Cash Bonus Plan. For the Company's fiscal year ending August 31, 2005, your target bonus will be guaranteed and will be 60% of your Base Salary or $300,000. This amount will be prorated over your initial 14 months of employment, with the result that your total bonus will be $350,000. This $350,000 amount will be paid to you promptly following the release of the Company's results for the fiscal year ending August 31, 2005.

            9. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof (other than a controversy or claim involving Paragraph 7 of this Agreement), shall be settled by arbitration in Dayton, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

            10. Savings Clause. In the event that it is determined that any payment by the Company to or for your benefit (whether paid or payable pursuant to the terms of this Agreement or otherwise) would be subject to the 20% tax pursuant to Section 4999 of the Internal Revenue Code, as amended (the "Code"), then the aggregate present value of amounts payable to or for your benefit pursuant to this Agreement (such payments pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. For purposes of this section, the "Reduced Amount" shall be defined as an amount expressed in present value, which maximizes the aggregate present value of Agreement Payments without causing any payments to be subject to the 20% tax pursuant to Section 4999 of the Code. The foregoing provisions of this paragraph shall not apply and shall be null and void if within 10 days after the termination of your employment with the Company, you notify the Company in writing
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Peter C. Wallace
May 21, 2004
Page 5


that the application of the foregoing provisions of this paragraph 10 would, on an after-tax basis, likely result in an economic detriment to you.

            When executed by you, this Agreement shall become effective as of July 12, 2004. If the foregoing accurately sets forth your agreement with the Company, please so indicate your agreement and acceptance by signing in the space provided below.

                                                   Very truly yours,

                                                   /s/ Thomas P. Loftis

                                                   Thomas P. Loftis
                                                   Vice Chairman of the Board

ACCEPTED AND AGREED TO:



/s/ Peter C. Wallace
--------------------
Peter C. Wallace
Dated:  May 21, 2004